Exhibit 1.1

Articles of Incorporation

Filed March 03, 2013

1. Corporate Name: COOLING TECHNOLOGY SOLUTIONS, INC.

2. Initial Registered Agent: SHAUN PASSLEY

Initial Registered Office: 309 W WASHINGTON ST. STE 1225, CHICAGO, IL 60606-3206, COOK COUNTY

3. Purposes for which the Corporation is Organized:

The transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois Business Corporation Act.

4. Authorized Share: COMMON: 100 Number of Shares Authorized; 100 Number of shares proposed to be issued; $100 Consideration to be received

5. The undersigned incorporator hereby declares under penalties of perjry, that the statements made in the foregoing Articles of Incorporation are tru.

Dated: MARCH 03, 2013,

309 W WASHINGTON ST. STE 1225, CHICAGO, IL 60606

BY /S/ SHAUN PASSLEY,